Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55663) pertaining to the Stanley Account Value Plan of our report dated June 24, 2005 with respect to the financial statements and schedules of the Stanley Account Value Plan included in this Annual Report (Form 11-K) for the year-ended December 31, 2004.

/s/ Fiondella Milone & LaSaracina LLP

Manchester, Connecticut
June 27, 2005